UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 23, 2019

KinerjaPay Corp.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-55081

Delaware	83-3069398
(State of or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Jl. Multatuli, No.8A, Clyde Road, Medan Indonesia	20151
(Zip Code)

Registrant’s Telephone Number, including area code: +62-819-6016-168

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 8.01 Other Events.

KinerjaPay Corp., OTCQB: KPAY (the “Company”) is filing as Exhibit 99.1 to this Form 8-K a press dated issued on October 23, 2019, titled “KinerjaPay Corp. (KPAY) Successfully Negotiated an Initial $25 Million Non-recourse Credit Facility With Its Local Bank.” The Company announced that it has successfully concluded negotiations with China Construction Bank Indonesia (CCBI), which will provide the Company with a $25 million, non-recourse credit facility, based upon the HSBC bank guarantee provided by Gabriel Capital Ltd. (“Gabriel”), which has already been approved by the Bank’s Credit Committee. Gabriel is a privately-owned, Indonesian family- controlled entity, based in Singapore. The final HSBC bank guarantee for $25 million is expected to be received in KinerjaPay’s account with CCBI within the week. The Company will draw down the guaranteed net proceeds of $22.5 million in three monthly tranches of $7.5 million. Upon each draw, KPAY will issue Gabriel a proportionate number of shares of Series F and G Preferred Stock under Gabriel’s executed Reg S Subscription Agreements, based upon the net subscription proceeds. Gabriel intends to continue delivering such guarantees until the full $200 million is received under these Subscription Agreements.

In effect, Gabriel is making an equity investment in KPAY’s Series F and Series G Preferred Stock, which is being issued in consideration for Gabriel’s guarantee. The Series F Preferred Stock is convertible into shares of Common Stock at an average of $1.80 per share. The Series G Preferred Stock provides for KPAY’s sole right to affect the conversion into Common Stock at $1.80 per share provided that the KPAY shares are trading at $3.50 or higher for a period of 20 days commencing six months after the dates of issuance of the Series G Preferred Stock.

The Company’s Chairman and CEO, Mr. Edwin Ng commented, “We are extremely pleased to have completed the negotiation process with CCBI for the non-recourse credit facility. We are also very fortunate to be supported by Gabriel’s equity investment in KPAY’s Preferred Stock, which shall issued upon receipt of the final HSBC bank guarantee. We have put in place an equity financing structure to enable KPAY to be at the forefront of Indonesian growth in key business and financial sectors.” Mr. Agoeng Noegroho, the Chief Investment Officer of Gabriel stated “We view our $200 million investment commitment, the first tranche of $25 million of which will close upon the delivery of our collateral within the week, based on our belief in Indonesia’s growth and KPAY’s ability to invest in exciting US technologies suitable for integration into the rapidly growing South East Asia economy.”

A copy of the October 23, 2019 press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

(b) The following documents are filed as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
99.1	Press Release dated October 23, 2019, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINERJAPAY CORP.

/s/: Edwin Witarsa Ng
Name:	Edwin Witarsa Ng
Title:	Chief Executive Officer
Dated:	October 23, 2019